Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK
OF
TANDY BRANDS ACCESSORIES, INC.
     Pursuant to Section 151(g) of the Delaware General Corporation Law (the “DGCL”), Tandy Brands Accessories, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), does hereby certify that:
     FIRST: At a meeting of the Board of Directors of the Corporation (the “Board”) held on August 13, 2007, the Board adopted the resolutions attached hereto as Exhibit “A”, which resolutions have not been amended or rescinded and are now in full force and effect, approving the elimination of the Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, of the Corporation (the “Series A Preferred Stock”).
     SECOND: The certificate of designation (the “Certificate of Designation”) with respect to the Series A Preferred Stock was filed in the office of the Secretary of State of Delaware on November 18, 1999. None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued.
     THIRD: In accordance with the provisions of Section 151(g) of the DGCL, the Corporation’s Certificate of Incorporation, as amended, is hereby amended so as to eliminate all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed this 22nd day of October, 2007.

TANDY BRANDS ACCESSORIES, INC.
By:	/s/ J.S.B. Jenkins
J.S.B. Jenkins
President and Chief Executive Officer

EXHIBIT “A”
Resolutions
     WHEREAS, the Company and Computershare Trust Company (as successor to Bank Boston, N.A.) have previously entered into that certain Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of October 19, 1999; and
     WHEREAS, the Company and Computershare Trust Company entered into an amendment to the Rights Agreement, dated as of May 16, 2007, which accelerated the expiration date of the Rights Agreement from October 19, 2009 to October 19, 2007; and
     WHEREAS, following the expiration of the Rights Agreement on October 19, 2007, the Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share of the Company (the “Series A Preferred Stock”), which was created in connection with the Rights issuable under the Rights Agreement, will no longer be required; and the Board deems it advisable and in the best interests of the Corporation to cancel the Series A Preferred Stock; and
     WHEREAS, no shares of Series A Preferred Stock have been issued or are outstanding.
     RESOLVED, that none of the authorized shares of the Series A Preferred Stock will be issued pursuant to that certain Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware on November 18, 1999; and
     RESOLVED FURTHER, that the Company is hereby authorized and directed to file with the Secretary of State of the State of Delaware a certificate of elimination (the “Certificate of Elimination”) which will have the effect under the DGCL of eliminating from the Certificate of Incorporation of the Company all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock;
     RESOLVED FURTHER, that the President, Chief Financial Officer and any Vice President of the Company (an “Authorized Officer”) be, and each of them with full authority to act without the others hereby is, authorized, empowered and directed to execute and deliver, for and in the name of the Corporation, a certificate of elimination relating to the Series A Preferred Stock and any ancillary documentation related thereto; and
     RESOLVED FURTHER, that any and all actions previously taken by any of the Authorized Officers or representatives of the Company, for and in the name and on behalf of the Company, on or prior to the date of these resolutions in connection with the certificate of elimination be, and the same hereby are, authorized, approved, ratified, confirmed and adopted in all respects.

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